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                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 33-99688,
                                                       SEC File No. 333-7579 and
                                                          SEC File No. 333-12447


                               OCCUSYSTEMS, INC.

                SUPPLEMENT TO PROSPECTUS DATED JANUARY 5, 1996,
                          AS AMENDED ON MARCH 12, 1996

                 SUPPLEMENT TO PROSPECTUS DATED JULY 15, 1996,
                 SUPPLEMENT TO PROSPECTUS DATED OCTOBER 2, 1996

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                THE DATE OF THIS SUPPLEMENT IS OCTOBER 24, 1996

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     The following information supplements (i) the Prospectus dated January 5,
1996, as amended on March 12, 1996, of OccuSystems, Inc., a Delaware corporation ("OCCUSYSTEMS"), relating to the offering by certain selling stockholders of up to an aggregate of 505,886 shares of common stock, par value $0.01 per share ("OCCUSYSTEMS COMMON STOCK"), of OccuSystems; (ii) the Prospectus dated July 15, 1996 of OccuSystems, relating to the offering by a certain selling stockholder of up to an aggregate of 150,000 shares of OccuSystems Common Stock; and (iii) the Prospectus dated October 2, 1996 of OccuSystems, relating to the offering by certain selling stockholders of up to an aggregate of 135,412 shares of OccuSystems Common Stock.

ACQUISITION OF PRIZM ENVIRONMENTAL AND OCCUPATIONAL HEALTH, INC. AND THE IDEAL OCCUPATIONAL MEDICAL GROUP

     On October 24, 1996, OccuSystems entered into a definitive agreement to acquire all of the outstanding capital stock of Prizm Environmental and Occupational Health, Inc., a New Jersey corporation ("PRIZM"), for approximately $18,300,000, which consideration is payable in the form of 625,000 shares of OccuSystems Common Stock. The acquisition is expected to close on November 1, 1996. Concurrently with the closing, OccuSystems intends to have filed with the Securities and Exchange Commission (the "COMMISSION") and have had declared effective a registration statement registering the 625,000 shares of OccuSystems Common Stock for resale on behalf of the shareholders of Prizm. The acquisition will be accounted for as a pooling of interests.

     In addition, on October 23, 1996, OccuSystems entered into a definitive agreement to acquire all of the outstanding capital stock of Ideal Occupational Medical Center, P.C. North, Ideal Occupational Medical Center, P.C. West, Ideal Occupational Medical Center, P.C. East, Ideal Occupational Medical Center, P.C. South, and Physicians Service Company, (collectively, the "IDEAL OCCUPATIONAL MEDICAL GROUP"), for approximately $14,600,000, which consideration is payable in the form of 500,000 shares of OccuSystems Common Stock. The acquisition is expected to close on November 2, 1996. Concurrently with the closing, OccuSystems intends to have filed with the Commission and have had declared effective a registration statement registering the 500,000 shares of OccuSystems Common Stock for resale on behalf of the shareholders of the Ideal Occupational Medical Group. The acquisition will be accounted for as a pooling of interests.